EX 3(i)

                    CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                              FOR NEVADA PROFIT CORPORATION
                (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

FILED
FEBRUARY 15, 2001
DEAN HELLER, SECRETARY OF STATE
101 North Carson Street
Carson City, NV 89701
(775) 684-5708

1.  Name of corporation: FREEDOM SURF, INC.  C28846-1999

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE 1: Change Name to: FREESTAR TECHNOLOGIES

3. The vote by which the shareholders holding shares in the corporaiton entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation ahve voted in favor of this amendment is 51%.*

4.  Signatures (Required):


/S/ Cort Hooper
-----------------------
President

and

/S/ R.A Coberly
-----------------------
Secretary

* if any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.